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Merrill Lynch Investment Managers


www.mlim.ml.com


Merrill Lynch
Developing Capital Markets
Fund, Inc.


Semi-Annual Report
December 31, 2003


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Investing in emerging market securities involves a number of risk factors and special considerations, including restrictions on foreign investments and on repatriation of capital invested in emerging markets, currency fluctuations, and potential price volatility and less liquidity of securities traded in emerging markets. In addition, there may be less publicly available information about the issuers of securities, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which U.S. companies are subject. Therefore, the Fund is designed as a long-term investment for investors capable of assuming the risks of investing in emerging markets. The Fund should be considered as a vehicle for diversification and not as a complete investment program. Please refer to the prospectus for details.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling toll-free 1-800-MER-FUND (1-800-637-3863); (2) on www.mutualfunds.ml.com; and
(3) on the Securities and Exchange Commission's website at http://www.sec.gov.


Merrill Lynch Developing Capital Markets Fund, Inc.
Box 9011
Princeton, NJ
08543-9011



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Merrill Lynch Developing Capital Markets Fund, Inc.


Portfolio Information as of December 31, 2003




                                           Percent of
Ten Largest Equity Holdings                Net Assets

Samsung Electronics                            6.5%
Anglo American PLC                             3.2
Petroleo Brasileiro SA--Petrobas (ADR)         2.9
Kookmin Bank                                   1.9
Lukoil Holding (ADR)                           1.8
Campanhia Vale do Rio Doce (Sponsored ADR)     1.7
Bangkok Bank Public Company
  Limited 'Foreign'                            1.5
POSCO                                          1.4
America Movil SA de CV 'L' (ADR)               1.4
Hon Hai Precision Industry                     1.4



                                           Percent of
Asset Allocation by Country               Net Assets*

South Korea                                   18.7%
Brazil                                        12.9
Taiwan                                        11.4
South Africa                                  10.8
India                                          7.0
Malaysia                                       5.8
Russia                                         5.3
Mexico                                         5.3
Thailand                                       5.3
Turkey                                         4.0
Indonesia                                      3.4
Hong Kong                                      2.9
China                                          2.3
Israel                                         2.3
Peru                                           1.0
Chile                                          1.0
Poland                                         0.5
Czech Republic                                 0.5

*Total may not equal 100%.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



A Letter From the President


Dear Shareholder

In my 35 years in the asset management business, 2003 was among the more memorable. The year, which opened with global economic uncertainty and a dismal continuation of a three-year equity market slump, vigorously reversed course in the months that followed. To be sure, 2003 came in like a lamb and went out like a lion. Or, some might suggest, the year started as a bear and ended as a bull.

Notably, the U.S. stock market exceeded the expectations of even the optimistic investor, with the Standard & Poor's 500 Index and the Nasdaq posting respective 12-month returns of +28.68% and +50.01% as of December 31, 2003. Notwithstanding the impressive results, several foreign stock markets eclipsed the U.S. market returns in dollar terms. Overall, the Morgan Stanley Capital International
(MSCI) Emerging Markets Index, which measures the total returns of emerging foreign stock markets in Europe, Asia and the Far East, returned +56.28% over the past 12 months. Several emerging markets fared particularly well, with Thailand's equity market up 139% and Brazil's up 131% for the year, as measured by MSCI.

As we begin a new year, it is heartening to note that a global economic expansion appears to be underway. In 2003, the U.S. economy benefited from stimulative monetary and fiscal policy, improving corporate profits and tightening credit spreads. Gross domestic product growth rallied from a dismal 1.4% in the first quarter of the year to an extraordinary 8.2% in the third quarter. In Europe, the central bank initiated a more active monetary policy in an effort to rouse economic growth. The economies of several Asian countries experienced strong growth in 2003. China, in particular, is expected to grow at an annualized rate of 8% for 2003-2004. Encouragingly, Japan, the world's second-largest economy, finally appeared to be emerging from a long period of deflation. Elsewhere, Latin America benefited from a combination of declining global risk and relative political stability. It has been a long road for equity investors, but coming into 2004, the events and efforts of 2003 leave us with stronger economies around the world.

In closing, I wish to share one final note regarding the look of our shareholder communications. Our portfolio manager commentaries have been trimmed and organized in such a way that you can get the information you need at a glance, in plain language. Today's markets can be confusing. We want to help you put it all in perspective. The report's new size also allows us certain mailing efficiencies. Any cost savings in production or postage are passed on to the Fund and, ultimately, to Fund shareholders.

We thank you for trusting Merrill Lynch Investment Managers with your investment assets, and we look forward to serving you in the New Year and beyond.



Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



A Discussion With Your Fund's Portfolio Managers


We continue to concentrate on those areas of the market that we believe are attractively valued and that may offer upside potential associated with the global economic recovery.


How did the Fund perform during the period in light of the existing market conditions?

For the six-month period ended December 31, 2003, Merrill Lynch Developing Capital Markets Fund, Inc.'s Class A, Class B, Class C and Class I Shares had total returns of +33.80%, +33.26%, +33.20% and +34.03%, respectively. For the same period, the Fund's benchmark, the unmanaged Morgan Stanley Capital International Emerging Markets (MSCI EM) Index, rose 34.57%. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 7 - 8 of this report to shareholders.)

Fund performance benefited during the period from an overweight position in Turkey. With a return of 80%, Turkey's stock market, as measured by that country's market return in the MSCI EM Index, was the top performer in our investment universe. Turkish stocks benefited from strong economic fundamentals, declining interest rates and easing tensions in neighboring Iraq.

Also contributing to performance during the period was our overweight position in Thailand. Robust domestic economic growth in Thailand led to sharp price increases for many stocks. This included stocks in the banking sector, which are expected to benefit from increased lending activity, and the property sector, which has seen its asset prices recover from the low levels reached after Asia's financial crisis in 1997-1998.

Detracting from results was an underweight position and poor stock selection in China, which continued to benefit from a favorable economic and market environment. China's gross domestic product continued to accelerate at estimated double-digit growth rates. The nation also experienced increased lending activity and investment in its infrastructure. China's currency, the renmimbi, or "People's Currency," weakened in line with the U.S. dollar, causing speculation that China might stop pegging the renmimbi to the greenback. Finally, improved commodity prices led to a strong rally in China's materials and oil stocks. Our underweight position in these areas hampered the Fund's relative performance.

To a lesser extent, performance was hindered by our underweight position in South Africa, which enjoyed a broad-based market rally supported by prospects for lower interest rates and strength in its currency. Our emphasis on South African banking stocks had a negative influence on Fund performance, as telecommunications and consumer-oriented stocks enjoyed more favorable returns.


What changes were made to the portfolio during the period?

In Taiwan, we reduced our position in certain banking and technology stocks, taking profits after the companies' valuations rose to meet our target prices. We sold some of our stake in Fubon Financial Holding Co., Ltd. after the stock rallied on investor expectations for further consolidation in Taiwan's banking sector. We increased our exposure to Indonesia with stock purchases such as PT Indonesian Satellite Corporation Tbk, a cellular operator that we believe could experience increased profitability after a corporate restructuring.

Other new purchases in Asia included Thailand's Bangkok Bank Public Company Limited and South Korea's Kookmin Bank. In both cases, we anticipated that a sharp economic recovery would help banking stocks.

In Latin America, we increased the portfolio's weighting in Brazilian stocks, including Companhia Vale do Rio Doce (CVRD), an iron-ore producer. CVRD has benefited from strong Chinese demand for its products as well as a more stable political environment in Brazil. The purchase was funded partly from proceeds generated by the sale of securities in Mexico, such as Telefonos de Mexico (Telmex), the country's leading telecommunications operator. We had concerns about Telmex's growth outlook in light of weak industrial and spending activity in Mexico.

Finally, in Russia, we transferred our oil holdings from YUKOS, which was being investigated for fraud and tax evasion, into Lukoil Holding.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



How would you characterize the portfolio's position at the close of the period?

Investors continue to monitor economic data and confidence indicators for confirmation of strength in the global economic recovery and in the financial markets' potential for continued expansion. Following favorable fiscal and monetary stimulus in the United States, investors will now look to improving corporate profitability trends to push the major indexes higher. Meanwhile, the outlook for Asian stocks remains positive, supported by low inflation and accommodative monetary policy. In particular, we have overweight positions in Thailand and Indonesia, which we believe will benefit from robust domestic growth and low interest rates.

In the commodities markets, we see more favorable supply-demand characteristics ahead. Low prices in recent years have led to muted investment in the commodities industries. However, we believe the increased global and Chinese demand for commodities could translate into supply tightness--and pricing power--in the coming years. Improved pricing in products, such as chemicals and many metals, should continue to be a positive in these sectors. This underpins our overweight position in the materials sector.

With all of this in mind, we will continue to concentrate on the areas of the market that we believe are attractively valued and that may offer upside potential in line with the global economic recovery or via local market or stock-specific factors.


Nicholas D. Moakes
Vice President and Portfolio Manager


Josephine Ragni
Vice President and Portfolio Manager


January 12, 2004



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Performance Data


About Fund Performance


Effective April 14, 2003, Class A Shares were redesignated Class I Shares and Class D Shares were redesignated Class A Shares.
Investors are able to purchase shares of the Fund through multiple pricing alternatives:

* Class A Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% declining to 0% after six years. All Class B Shares purchased prior to June 1, 2001, will maintain the four-year schedule. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class A Shares after approximately eight years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class I Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class I Shares are available only to eligible investors.

None of the past results shown should be considered a representation of future performance. Current performance may be lower or higher than the performance data quoted. Refer to www.mlim.ml.com to obtain more current performance information. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Performance Data (continued)

Recent Performance Results

                                                                                                 10-Year/
                                                                 6-Month        12-Month     Since Inception
As of December 31, 2003                                        Total Return   Total Return     Total Return
Merrill Lynch Developing Capital Markets Fund Class A Shares*     +33.80%        +51.33%           -2.45%
Merrill Lynch Developing Capital Markets Fund Class B Shares*     +33.26         +50.23            +4.15
Merrill Lynch Developing Capital Markets Fund Class C Shares*     +33.20         +50.06            -9.49
Merrill Lynch Developing Capital Markets Fund Class I Shares*     +34.03         +51.64            -0.40
Morgan Stanley Capital International Emerging Markets Index**     +34.57         +56.28     +1.83/+6.94/-4.21

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge were included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The
Fund's 10-year/since inception periods are 10 years for Class I
Shares, from 7/01/94 for Class B Shares and from 10/21/94 for Class
A & Class C Shares.

**This unmanaged Index measures the total returns of emerging foreign stock markets in Europe, Asia and the Far East. Ten-year/since inception total returns are for 10 years, from 7/31/94 and from 10/31/94, respectively.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Performance Data (concluded)


Average Annual Total Return


                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class A Shares*

One Year Ended 12/31/03                 +51.33%          +43.39%
Five Years Ended 12/31/03               + 9.83           + 8.65
Inception (10/21/94)
through 12/31/03                        - 0.27           - 0.85

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class B Shares*

One Year Ended 12/31/03                 +50.23%          +46.23%
Five Years Ended 12/31/03               + 8.94           + 8.65
Inception (7/01/94)
through 12/31/03                        + 0.43           + 0.43

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.

**Assuming payment of applicable contingent deferred sales charge.



                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*

One Year Ended 12/31/03                 +50.06%          +49.06%
Five Years Ended 12/31/03               + 8.91           + 8.91
Inception (10/21/94)
through 12/31/03                        - 1.08           - 1.08

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.

**Assuming payment of applicable contingent deferred sales charge.



                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class I Shares*

One Year Ended 12/31/03                 +51.64%          +43.68%
Five Years Ended 12/31/03               +10.08           + 8.90
Ten Years Ended 12/31/03                - 0.04           - 0.58

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments

                                                                                                    Value        Percent of
Africa       Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
South        Commercial Banks     166,351    ABSA Group Limited                                     $   1,050,192      1.3%
Africa                            610,620    FirstRand Limited                                            815,990      1.0
                                   37,600    Nedcor Limited                                               349,412      0.4
                                  170,226    Standard Bank Investment Corporation Limited                 999,169      1.2
                                                                                                    -------------    ------
                                                                                                        3,214,763      3.9

             Metals & Mining      123,519    Anglo American PLC                                         2,646,175      3.2
                                   12,671    AngloGold Limited (ADR) (a)                                  591,736      0.7
                                   28,200    Gold Fields Limited                                          403,461      0.5
                                   10,748    Impala Platinum Holdings Limited                             933,909      1.2
                                                                                                    -------------    ------
                                                                                                        4,575,281      5.6

             Oil & Gas             42,643    Sasol Limited                                                606,904      0.7

             Paper & Forest        36,000    Sappi Limited                                                490,787      0.6
             Products

                                             Total Common Stocks in Africa                              8,887,735     10.8



Europe

Czech        Commercial Banks      12,700    Komercni Banka AS (GDR) (b)                                  398,257      0.5
Republic
                                             Total Common Stocks in the Czech Republic                    398,257      0.5


Poland       Commercial Banks      14,800    Bank Pekao SA (GDR) (b)                                      427,048      0.5

                                             Total Common Stocks in Poland                                427,048      0.5


Russia       Electric Utilities    12,100    RAO Unified Energy System (Regulation S)
                                             (GDR) (b)                                                    337,590      0.4

             Gas Utilities         33,760    OAO Gazprom (Regulation S) (ADR) (a)                         860,880      1.0

             Metals & Mining       14,410    Mining and Metallurgical Company Norilsk
                                             Nickel (ADR) (a)                                             938,811      1.1

             Oil & Gas             15,561    Lukoil Holding (ADR) (a)                                   1,447,173      1.8
                                   28,938    Surgutneftegaz (ADR) (a)                                     842,096      1.0
                                                                                                    -------------    ------
                                                                                                        2,289,269      2.8

                                             Total Common Stocks in Russia                              4,426,550      5.3

                                             Total Common Stocks in Europe                              5,251,855      6.3



Latin America

Brazil       Beverages             38,387    Companhia de Bebidas das Americas
                                             (ADR) (a)                                                    979,252      1.2

             Commercial Banks       4,900    Banco Itau Holding Financeiro SA (ADR) (a)                   238,973      0.3
                                   24,800    Uniao de Bancos Brasileiros SA (Unibanco)
                                             (GDR) (b)                                                    618,760      0.7
                                                                                                    -------------    ------
                                                                                                          857,733      1.0

             Diversified          137,983    Tele Centro Sul Participacoes SA                                 873      0.0
             Telecommunication     42,820    Tele Norte Leste Participacoes SA (ADR) (a)                  660,713      0.8
             Services          19,992,000    Telemar Norte Leste SA 'A'                                   399,147      0.5
                                                                                                    -------------    ------
                                                                                                        1,060,733      1.3


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments (continued)

Latin America                                                                                       Value        Percent of
(concluded)  Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
Brazil       Electric          15,894,200    Centrais Eletricas Basileiras SA--Eletrobras           $     267,199      0.3%
(concluded)  Utilities             35,700    Companhia Energetica de Minas Gerais
                                             SA--CEMIG (ADR) (a)                                          656,880      0.8
                                                                                                    -------------    ------
                                                                                                          924,079      1.1

             Metals & Mining    1,211,700  ++Caemi Mineracao e Metalurgica SA                             533,400      0.7
                                   12,500    Companhia Siderurgica Nacional (ADR) (a)                     670,000      0.8
                                   27,840    Companhia Vale do Rio Doce (Sponsored ADR) (a)             1,434,038      1.7
                                   65,500    Usinas Siderurgicas de Minas Gerais SA 'A'                   770,789      0.9
                                                                                                    -------------    ------
                                                                                                        3,408,227      4.1

             Oil & Gas             89,103    Petroleo Brasileiro SA--Petrobras (ADR) (a)                2,359,608      2.9

             Paper & Forest        12,600    Votorantim Celulose e Papel SA (ADR) (a)                     395,010      0.5
             Products

             Wireless           3,070,600    Celular CRT Participacoes SA 'A'                             642,857      0.8
             Telecommunication
             Services

                                             Total Common Stocks in Brazil                             10,627,499     12.9


Chile        Airlines               6,700    Linea Aerea Nacional Chile S.A. (ADR) (a)                    118,730      0.2

             Commercial Banks      10,100    Banco Santander Chile SA (ADR) (a)                           240,178      0.3

             Electric              37,200  ++Empresa Nacional de Electricidad SA (Endesa)
             Utilities                       (ADR) (a)                                                    435,240      0.5

                                             Total Common Stocks in Chile                                 794,148      1.0


Mexico       Commercial Banks     392,460  ++Grupo Financiero BBVA Bancomer, SA de CV 'B'                 335,279      0.4
                                  108,630    Grupo Financiero Banorte SA de CV 'O'                        377,011      0.5
                                                                                                    -------------    ------
                                                                                                          712,290      0.9

             Construction          13,825    Cemex SA de CV (ADR) (a)                                     362,215      0.4
             Materials

             Diversified           14,049    Telefonos de Mexico SA 'L' (ADR) (a)                         464,038      0.5
             Telecommunication
             Services

             Food & Staples         3,929    Wal-Mart de Mexico SA de CV 'C'                               10,507      0.0
             Retailing            112,598    Wal-Mart de Mexico SA de CV 'V'                              320,943      0.4
                                                                                                    -------------    ------
                                                                                                          331,450      0.4

             Household Durables    95,100  ++Corporacion GEO, SA de CV 'B'                                484,672      0.6

             Industrial           165,100    Alfa, SA 'A'                                                 495,127      0.6
             Conglomerates

             Media                  9,739    Grupo Televisa SA (ADR) (a)                                  388,196      0.5

             Wireless              42,354    America Movil SA de CV 'L' (ADR) (a)                       1,157,958      1.4
             Telecommunication
             Services

                                             Total Common Stocks in Mexico                              4,395,946      5.3


Peru         Metals & Mining       29,042    Compania de Minas Buenaventura SA (ADR) (a)                  821,308      1.0

                                             Total Common Stocks in Peru                                  821,308      1.0

                                             Total Common Stocks in Latin America                      16,638,901     20.2


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments (continued)
                                                                                                    Value        Percent of
Middle East  Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
Israel       Communications        14,400  ++NICE Systems Ltd. (ADR) (a)                            $     365,040      0.4%
             Equipment

             Industrial            49,400    Clal Industries Ltd.                                         228,510      0.3
             Conglomerates

             Pharmaceuticals        4,760  ++Taro Pharmaceutical Industries Ltd.                          307,020      0.4
                                   17,708    Teva Pharmaceutical Industries Ltd. (ADR) (a)              1,004,221      1.2
                                                                                                    -------------    ------
                                                                                                        1,311,241      1.6

                                             Total Common Stocks in Israel                              1,904,791      2.3


Turkey       Commercial        95,496,000    Akbank T.A.S.                                                499,570      0.6
             Banks            226,435,800  ++Turkiye Garanti Bankasi AS                                   660,774      0.8
                              165,773,344  ++Turkiye Is Bankasi (Isbank) 'C'                              672,532      0.8
                                                                                                    -------------    ------
                                                                                                        1,832,876      2.2

             Diversified      103,011,070    Haci Omer Sabanci Holdings AS                                487,561      0.6
             Financial         37,861,800  ++Koc Holding AS                                               644,055      0.8
             Services                                                                               -------------    ------
                                                                                                        1,131,616      1.4

             Household         56,190,000    Arcelik A.S.                                                 311,944      0.4
             Durables

                                             Total Common Stocks in Turkey                              3,276,436      4.0

                                             Total Common Stocks in the Middle East                     5,181,227      6.3



Pacific Basin/Asia

China        Construction         352,000    Anhui Conch Cement Co. Ltd. 'H'                              453,398      0.5
             Materials

             Household Durables   708,000  ++Guangdong Kelon Electrical Holdings Company
                                             Limited 'H'                                                  305,503      0.4

             Wireless             375,500    China Mobile (Hong Kong) Limited                           1,153,547      1.4
             Telecommunication
             Services

                                             Total Common Stocks in China                               1,912,448      2.3


Hong Kong    Biotechnology        996,000    Global Bio-chem Technology Group Company
                                             Limited                                                      615,797      0.8

             Chemicals          1,370,000    Sinopec Shanghai Petrochemical Company Limited               608,803      0.7

             Electric           1,270,000  ++China Resources Power Holdings Company Limited               592,992      0.7
             Utilities

             Oil & Gas            201,000    CNOOC Limited                                                393,529      0.5

             Textiles, Apparel    224,000    Texwinca Holdings Limited                                    163,017      0.2
             & Luxury Goods

                                             Total Common Stocks in Hong Kong                           2,374,138      2.9


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments (continued)

Pacific Basin/Asia                                                                                  Value        Percent of
(continued)  Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
India        Automobiles           60,280    Hero Honda Motors Ltd.                                 $     593,023      0.7%
                                  104,050  ++Maruti Udyog Limited                                         858,170      1.0
                                                                                                    -------------    ------
                                                                                                        1,451,193      1.7

             Commercial Banks          25    ICICI Bank Limited                                               162      0.0
                                   42,600    ICICI Bank Limited (ADR) (a)                                 731,868      0.9
                                  106,000    Oriental Bank of Commerce                                    595,691      0.7
                                   41,770    State Bank of India                                          493,000      0.6
                                                                                                    -------------    ------
                                                                                                        1,820,721      2.2

             Electric Utilities       432    BSES Ltd.                                                      4,837      0.0

             IT Services            4,660    Infosys Technologies Limited                                 568,260      0.7

             Oil & Gas             56,200    Bharat Petroleum Corporation Ltd.                            554,609      0.7
                                   69,900    Hindustan Petroleum Corporation Ltd.                         670,274      0.8
                                      110  ++Reliance Industries Ltd. (Compulsory
                                             Demat Shares)                                                  1,381      0.0
                                                                                                    -------------    ------
                                                                                                        1,226,264      1.5

             Pharmaceuticals       22,700    Dr. Reddy's Laboratories Limited                             710,504      0.9

                                             Total Common Stocks in India                               5,781,779      7.0


Indonesia    Automobiles        1,016,500    PT Astra International Tbk                                   603,443      0.7

             Commercial Banks   3,422,000    PT Bank Mandiri                                              406,293      0.5
                                2,327,500  ++PT Bank Rakyat Indonesia                                     345,429      0.4
                                                                                                    -------------    ------
                                                                                                          751,722      0.9

             Diversified          283,500    PT Indonesian Satellite Corporation Tbk (Indosat)            504,898      0.6
             Telecommunication    813,900    PT Telekomunikasi Indonesia                                  652,280      0.8
             Services                                                                               -------------    ------
                                                                                                        1,157,178      1.4

             Food Products      3,452,600    PT Indofood Sukses Makmur Tbk                                327,941      0.4

                                             Total Common Stocks in Indonesia                           2,840,284      3.4


Malaysia     Commercial Banks     589,800    Commerce Asset-Holding Berhad                                636,363      0.7
                                  883,900    RHB Capital Berhad                                           483,819      0.6
                                                                                                    -------------    ------
                                                                                                        1,120,182      1.3

             Construction         372,300    Gamuda Berhad                                                622,133      0.8
             & Engineering

             Electric Utilities   326,000    YTL Corporation Berhad                                       370,610      0.4

             Food Products        193,700    IOI Corporation Berhad                                       392,497      0.5

             Hotels,              305,800    Resorts World Berhad                                         812,784      1.0
             Restaurants
             & Leisure

             Machinery             65,900  ++Crest Petroleum Berhad                                       138,737      0.2

             Marine               241,400    Malaysia International Shipping Corporation
                                             Berhad 'Foreign'                                             730,553      0.9

             Tobacco               35,000    British American Tobacco Berhad                              400,658      0.5

                                             Total Common Stocks in Malaysia                            4,588,154      5.6


South Korea  Auto Components       16,390  ++Hyundai Mobis                                                881,745      1.1

             Chemicals             13,100  ++LG Chem, Ltd.                                                604,700      0.7

             Commercial Banks      70,000    Industrial Bank of Korea (GDR) (b)                           392,000      0.5
                                   41,981  ++Kookmin Bank                                               1,573,186      1.9
                                   18,950  ++Koram Bank                                                   222,660      0.3
                                  114,250  ++Pusan Bank                                                   639,570      0.8
                                                                                                    -------------    ------
                                                                                                        2,827,416      3.5

             Electric Utilities    16,060   ++Korea Electric Power Corporation                            288,446      0.3


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments (continued)

Pacific Basin/Asia                                                                                  Value        Percent of
(continued)  Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
South Korea  Electronic Equipment   3,830    Samsung Display Devices Co., Ltd.                      $     451,628      0.5%
(concluded)  & Instruments

             Food Products          9,880  ++Cheil Jedang Corporation                                     514,937      0.6

             Household Durables    51,600  ++Hanssem Co., Ltd.                                            404,918      0.5

             Industrial            46,040  ++LG Corp.                                                     320,329      0.4
             Conglomerates

             Metals & Mining        8,700    POSCO                                                      1,190,180      1.4

             Personal Products      2,890  ++Pacific Corporation                                          454,784      0.6

             Semiconductors        14,111    Samsung Electronics                                        5,341,218      6.5
             & Semiconductor
             Equipment

             Textiles, Apparel     50,170  ++Cheil Industries Inc.                                        728,444      0.9
             & Luxury Goods

             Tobacco               18,800    KT&G Corporation                                             326,613      0.4

             Wireless               6,670    SK Telecom Co., Ltd.                                       1,113,999      1.3
             Telecommunication
             Services

                                             Total Common Stocks in South Korea                        15,449,357     18.7


Taiwan       Chemicals            375,840    Formosa Chemicals & Fibre Corporation                        631,013      0.8
                                  367,980    Formosa Plastic Corporation                                  606,977      0.7
                                  397,063    Nan Ya Plastic Corporation                                   573,081      0.7
                                                                                                    -------------    ------
                                                                                                        1,811,071      2.2

             Commercial Banks   1,367,431    SinoPac Holdings Company                                     692,778      0.8
                                1,086,000    Taishin Financial Holdings Co., Ltd.                         802,904      1.0
                                                                                                    -------------    ------
                                                                                                        1,495,682      1.8

             Computers &          167,200    Ambit Microsystems Corp.                                     440,778      0.5
             Peripherals          531,354    Compal Electronics Inc.                                      727,775      0.9
                                  199,210    Quanta Computer Inc.                                         489,957      0.6
                                                                                                    -------------    ------
                                                                                                        1,658,510      2.0

             Diversified          390,904    Fubon Financial Holding Co., Ltd.                            374,208      0.4
             Financial Services

             Electronic           293,466    Hon Hai Precision Industry                                 1,153,983      1.4
             Equipment
             & Instruments

             Health Care           86,100    Pihsiang Machinery Mfg. Co., Ltd.                            299,258      0.4
             Equipment
             & Supplies

             Metals & Mining      870,658    China Steel Corporation                                      723,197      0.9

             Semiconductors        51,050    MediaTek Incorporation                                       479,674      0.6
             & Semiconductor      561,408  ++Taiwan Semiconductor Manufacturing Company                 1,050,056      1.3
             Equipment            435,000  ++United Microelectronics Corporation, Ltd.                    372,857      0.4
                                                                                                    -------------    ------
                                                                                                        1,902,587      2.3

                                             Total Common Stocks in Taiwan                              9,418,496     11.4


Thailand     Commercial Banks     423,900  ++Bangkok Bank Public Company Limited 'Foreign'              1,230,324      1.5

             Construction          80,200    The Siam Cement Public Company Limited
             Materials                       'Foreign Registered'                                         558,652      0.7

             Consumer Finance     401,600  ++TISCO Finance Public Company Limited                         331,943      0.4

             Diversified        1,203,500  ++Industrial Finance Corporation of Thailand                   165,539      0.2
             Financial
             Services


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Schedule of Investments (concluded)

Pacific Basin/Asia                                                                                  Value        Percent of
(concluded)  Industries+++    Shares Held    Common Stocks                                    (in U.S. dollars)  Net Assets
Thailand     Oil & Gas            187,500    PTT Public Company Limited                             $     875,450      1.1%
(concluded)
             Real Estate        1,140,800  ++Sansiri Public Company Limited 'Foreign'                     336,863      0.4

             Wireless             398,537    Advanced Info Service Public Company Limited
             Telecommunication               'Foreign Registered'                                         849,931      1.0
             Services

                                             Total Common Stocks in Thailand                            4,348,702      5.3

                                             Total Common Stocks in the Pacific Basin/Asia             46,713,358     56.6

                                             Total Common Stocks
                                             (Cost--$61,312,437)                                       82,673,076    100.2


Pacific Basin/Asia                           Rights
Malaysia     Machinery             86,955    Crest Petroleum Berhad (c)                                   148,739      0.2

                                             Total Rights
                                             (Cost--$127,916)                                             148,739      0.2

             Total Investments (Cost--$61,440,353)                                                     82,821,815    100.4
             Liabilities in Excess of Other Assets                                                      (318,360)     (0.4)
                                                                                                    -------------    ------
             Net Assets                                                                             $  82,503,455    100.0%
                                                                                                    =============    ======

++Non-income producing security.

+++For Fund compliance purposes, "Industries" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a)American Depositary Receipts (ADR).

(b)Global Depositary Receipts (GDR).

(c)The rights may be exercised until January 16, 2004.

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Statement of Assets and Liabilities

As of December 31, 2003
Assets

               Investments, at value (identified cost--$61,440,353)                                         $    82,821,815
               Foreign cash (cost--$91,102)                                                                          91,339
               Receivables:
                  Dividends                                                               $       501,495
                  Securities sold                                                                 422,653
                  Capital shares sold                                                              92,113
                  Interest                                                                            238         1,016,499
                                                                                          ---------------
               Prepaid expenses and other assets                                                                     28,258
                                                                                                            ---------------
               Total assets                                                                                      83,957,911
                                                                                                            ---------------

Liabilities

               Payables:
                  Custodian bank                                                                  519,680
                  Capital shares redeemed                                                         370,873
                  Securities purchased                                                            136,715
                  Other affiliates                                                                 60,847
                  Distributor                                                                      24,510
                  Investment adviser                                                               11,116         1,123,741
                                                                                          ---------------
               Deferred foreign capital gain tax                                                                    330,715
                                                                                                            ---------------
               Total liabilities                                                                                  1,454,456
                                                                                                            ---------------

Net Assets

               Net assets                                                                                   $    82,503,455
                                                                                                            ===============

Net Assets Consist of

               Class A Shares of Common Stock, $.10 par value, 100,000,000 shares
               authorized                                                                                   $       137,581
               Class B Shares of Common Stock, $.10 par value, 100,000,000 shares
               authorized                                                                                           124,509
               Class C Shares of Common Stock, $.10 par value, 100,000,000 shares
               authorized                                                                                            55,647
               Class I Shares of Common Stock, $.10 par value, 100,000,000 shares
               authorized                                                                                           290,503
               Paid-in capital in excess of par                                                                 311,937,452
               Accumulated distributions in excess of investment income--net              $     (126,894)
               Accumulated realized capital losses on investments and foreign
               currency transactions--net                                                   (250,963,136)
               Unrealized appreciation on investments and foreign currency
               transactions--net                                                               21,047,793
                                                                                          ---------------
               Total accumulated losses--net                                                                  (230,042,237)
                                                                                                            ---------------
               Net Assets                                                                                   $    82,503,455
                                                                                                            ===============

Net Asset Value

               Class A--Based on net assets of $18,819,608 and 1,375,813 shares outstanding                 $         13.68
                                                                                                            ===============
               Class B--Based on net assets of $16,159,354 and 1,245,090 shares outstanding                 $         12.98
                                                                                                            ===============
               Class C--Based on net assets of $7,191,602 and 556,475 shares outstanding                    $         12.92
                                                                                                            ===============
               Class I--Based on net assets of $40,332,891 and 2,905,029 shares outstanding                 $         13.88
                                                                                                            ===============

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Statement of Operations

For the Six Months Ended December 31, 2003
Investment Income

               Dividends (net of $170,433 foreign withholding tax)                                          $     1,098,896
               Interest                                                                                               5,508
                                                                                                            ---------------
               Total income                                                                                       1,104,404
                                                                                                            ---------------

Expenses

               Investment advisory fees                                                   $       367,258
               Account maintenance and distribution fees--Class B                                  79,026
               Custodian fees                                                                      64,873
               Transfer agent fees--Class I                                                        50,921
               Accounting services                                                                 37,951
               Professional fees                                                                   35,398
               Account maintenance and distribution fees--Class C                                  30,506
               Transfer agent fees--Class B                                                        27,324
               Printing and shareholder reports                                                    24,066
               Directors' fees and expenses                                                        23,195
               Transfer agent fees--Class A                                                        23,140
               Registration fees                                                                   21,038
               Account maintenance fees--Class A                                                   20,119
               Transfer agent fees--Class C                                                        10,679
               Pricing fees                                                                         5,743
               Other                                                                                8,421
                                                                                          ---------------
               Total expenses                                                                                       829,658
                                                                                                            ---------------
               Investment income--net                                                                               274,746
                                                                                                            ---------------

Realized & Unrealized Gain (Loss) on Investments & Foreign Currency Transactions--Net

               Realized gain (loss)from:
                  Investments (net of $12,926 foreign capital gain tax refund)                  6,062,892
                  Foreign currency transactions--net                                             (48,828)         6,014,064
                                                                                          ---------------
               Change in unrealized appreciation/depreciation on:
                  Investments (net of $330,715 deferred foreign capital gain tax)              14,939,185
                  Foreign currency transactions--net                                              (2,496)        14,936,689
                                                                                          ---------------   ---------------
               Total realized and unrealized gain on investments and foreign currency
               transactions--net                                                                                 20,950,753
                                                                                                            ---------------
               Net Increase in Net Assets Resulting from Operations                                         $    21,225,499
                                                                                                            ===============

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Statements of Changes in Net Assets
                                                                                             For the Six         For the
                                                                                            Months Ended        Year Ended
                                                                                            December 31,         June 30,
Increase (Decrease) in Net Assets:                                                               2003              2003
Operations

               Investment income (loss)--net                                              $       274,746   $     (137,091)
               Realized gain (loss)on investments and foreign currency transactions--net        6,014,064       (3,820,824)
               Change in unrealized appreciation/depreciation on investments and foreign
               currency transactions--net                                                      14,936,689         3,095,083
                                                                                          ---------------   ---------------
               Net increase (decrease) in net assets resulting from operations                 21,225,499         (862,832)
                                                                                          ---------------   ---------------

Dividends to Shareholders

               Investment income--net:
                  Class A                                                                        (67,453)                --
                  Class I                                                                       (201,907)                --
                                                                                          ---------------   ---------------
               Net decrease in net assets resulting from dividends to shareholders              (269,360)                --
                                                                                          ---------------   ---------------

Capital Share Transactions

               Net increase (decrease) in net assets derived from capital share
               transactions                                                                       356,449      (15,952,735)
                                                                                          ---------------   ---------------

Net Assets

               Total increase (decrease) in net assets                                         21,312,588      (16,815,567)
               Beginning of period                                                             61,190,867        78,006,434
                                                                                          ---------------   ---------------
               End of period*                                                             $    82,503,455   $    61,190,867
                                                                                          ===============   ===============
                  *Accumulated distributions in excess of investment income--net          $     (126,894)   $     (132,280)
                                                                                          ===============   ===============

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Financial Highlights

The following per share data and ratios                                                 Class A
have been derived from information                         For the Six
provided in the financial statements.                      Months Ended
                                                           December 31,             For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                        2003        2003++++     2002++++     2001++++     2000++++
Per Share Operating Performance

               Net asset value, beginning of period          $    10.27   $    10.19   $    10.35   $    13.68   $    11.81
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income (loss)--net***                     .05          .01        (.06)        (.02)        (.02)
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   3.41          .07        (.10)       (3.31)         1.89
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    3.46          .08        (.16)       (3.33)         1.87
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends:
                  Investment income--net                          (.05)           --           --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends                                    (.05)           --           --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    13.68   $    10.27   $    10.19   $    10.35   $    13.68
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share              33.80%++         .79%      (1.55%)     (24.34%)     (15.83%)
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          2.13%*        2.40%        2.44%        1.90%        2.09%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income (loss)--net                      .88%*         .07%       (.61%)       (.16%)       (.15%)
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $   18,820   $   12,353   $   11,460   $   11,888   $   27,475
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                40.47%       77.68%      114.72%       41.01%       51.68%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

***Based on average shares outstanding.

++Aggregate total investment return.

++++Effective April 14, 2003, Class D Shares were redesignated Class
A Shares.

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Financial Highlights (continued)

The following per share data and ratios                                                 Class B
have been derived from information                         For the Six
provided in the financial statements.                      Months Ended
                                                           December 31,             For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                        2003          2003         2002         2001         2000
Per Share Operating Performance

               Net asset value, beginning of period          $     9.74   $     9.75   $     9.98    $   13.29   $    11.57
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income (loss)--net***                  --++++        (.09)        (.14)        (.11)        (.12)
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   3.24          .08        (.09)       (3.20)         1.84
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    3.24        (.01)        (.23)       (3.31)         1.72
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    12.98   $     9.74   $     9.75   $     9.98   $    13.29
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share              33.26%++       (.10%)      (2.30%)     (24.91%)       14.87%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          2.94%*        3.25%        3.25%        2.72%        2.88%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income (loss)--net                      .05%*       (.98%)      (1.45%)      (1.00%)       (.97%)
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $   16,159   $   15,106   $   25,714   $   37,713   $   79,861
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                40.47%       77.68%      114,72%       41.01%       51.68%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

***Based on average shares outstanding.

++Aggregate total investment return.

++++Amount is less than $.01 per share.

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Financial Highlights (continued)

The following per share data and ratios                                                 Class C
have been derived from information                         For the Six
provided in the financial statements.                      Months Ended
                                                           December 31,             For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                        2003          2003         2002         2001         2000
Per Share Operating Performance

               Net asset value, beginning of period          $     9.70   $     9.71   $     9.94   $    13.24   $    11.53
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income (loss)--net***                  --++++        (.07)        (.14)        (.11)        (.12)
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   3.22          .06        (.09)       (3.19)         1.83
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    3.22        (.01)        (.23)       (3.30)         1.71
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    12.92   $     9.70   $     9.71   $     9.94   $    13.24
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share              33.20%++       (.10%)      (2.31%)     (24.92%)       14.83%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          2.94%*        3.24%        3.26%        2.73%        2.89%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income (loss)--net                      .01%*       (.84%)      (1.46%)       (.99%)       (.96%)
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $    7,192   $    4,946   $    5,938   $    8,065   $   16,442
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                40.47%       77.68%      114.72%       41.01%       51.68%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

***Based on average shares outstanding.

++Aggregate total investment return.

++++Amount is less than $.01 per share.

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003


Consolidated Financial Highlights (concluded)

The following per share data and ratios                                                 Class I
have been derived from information                         For the Six
provided in the financial statements.                      Months Ended
                                                           December 31,             For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                        2003        2003++++     2002++++     2001++++     2000++++
Per Share Operating Performance

               Net asset value, beginning of period          $    10.42   $    10.33   $    10.46   $    13.78   $    11.88
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income (loss)--net***                     .07          .02        (.04)          .01        (.01)
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   3.46          .07        (.09)       (3.33)         1.89
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    3.53          .09        (.13)       (3.32)         1.90
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends:
                  Investment income--net                          (.07)           --           --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends                                    (.07)           --           --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    13.88   $    10.42   $    10.33   $    10.46   $    13.78
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share              34.03%++         .87%      (1.24%)     (24.09%)       15.99%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          1.88%*        2.15%        2.18%        1.65%        1.84%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income (loss)--net                     1.12%*         .24%       (.37%)         .09%       (.10%)
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $   40,333   $   28,786   $   34,894   $   40,412   $   76,572
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                40.47%       77.68%      114.72%       41.01%       51.68%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

***Based on average shares outstanding.

++Aggregate total investment return.

++++Effective April 14, 2003, Class A Shares were redesignated Class
I Shares.

See Notes to Consolidated Financial Statements.


MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Notes to Consolidated Financial Statements


1. Significant Accounting Policies:
Merrill Lynch Developing Capital Markets Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers multiple classes of shares. Shares of Class A and Class I are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B and Class C Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Equity securities that are held by the Fund that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Directors of the Fund. Long positions traded in the over-the-counter ("OTC") market, Nasdaq Small Cap or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Directors of the Fund. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Fund employs pricing services to provide certain securities prices for the Fund. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund, including valuations furnished by the pricing services retained by the Fund, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Fund under the general supervision of the Fund's Board of Directors. Such valuations and procedures will be reviewed periodically by the Board of Directors of the Fund.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the New York Stock Exchange ("NYSE"). The values of such securities used in computing the net asset value of the Fund's shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Fund's net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Fund's Board of Directors or by the Investment Adviser using a pricing service and/or procedures approved by the Fund's Board of Directors.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Notes to Consolidated Financial Statements (continued)


(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movements and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Forward foreign exchange contracts--The Fund may enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar-denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Options--The Fund may write put and covered call options and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Notes to Consolidated Financial Statements (continued)


(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Basis of consolidation--The accompanying consolidated financial statements include the accounts of Inversiones en Marcado Accionario de Valores Chile Limitada, a wholly-owned subsidiary, which primarily invests in Chilean securities. Intercompany accounts and transactions have been eliminated.

(i) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash as collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

(j) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft, which resulted from management estimates of available cash.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is a limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLIM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of 1.0%, on an annual basis, of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                              Account
                          Maintenance           Distribution
                                  Fee                    Fee

Class A                          .25%                     --
Class B                          .25%                   .75%
Class C                          .25%                   .75%


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of
ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Notes to Consolidated Financial Statements (continued)


For the six months ended December 31, 2003, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class I Shares as follows:


                                 FAMD                 MLPF&S

Class A                        $  277               $  5,099
Class I                        $  100               $  1,358


For the six months ended December 31, 2003, MLPF&S received contingent deferred sales charges of $3,349 and $1,608 relating to transactions in Class B and Class C Shares, respectively.

The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to MLPF&S or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended December 31, 2003, MLIM, LLC received no securities lending agent fees.

In addition, MLPF&S received $1,257 in commissions on the execution of portfolio security transactions for the Fund for the six months ended December 31, 2003.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the six months ended December 31, 2003, the Fund reimbursed MLIM $730 for certain accounting services.

Certain officers and/or directors of the Fund are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended December 31, 2003 were $29,147,861 and $28,802,006, respectively.

Net realized gains (losses) for the six months ended December 31, 2003 and net unrealized gains (losses) as of December 31, 2003 were as follows:


                                        Realized         Unrealized
                                  Gains (Losses)     Gains (Losses)

Long-term investments              $   6,049,966      $  21,381,462
Deferred foreign capital gain tax             --          (330,715)
Foreign capital gain tax refund           12,926                 --
Foreign currency transactions           (48,828)            (2,954)
                                   -------------      -------------
Total                              $   6,014,064      $  21,047,793
                                   =============      =============


As of December 31, 2003, net unrealized appreciation for Federal income tax purposes aggregated $20,516,970, of which $21,904,360 related to appreciated securities and $1,387,390 related to depreciated securities. The aggregate cost of investments at December 31, 2003 for Federal income tax purposes was $62,304,845.


4. Capital Share Transactions:
Net increase (decrease) in net assets derived from capital share transactions was $356,449 and $(15,952,735) for the six months ended December 31, 2003 and for the year ended June 30, 2003, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                              281,475     $    3,280,710
Automatic conversion of shares           206,487          2,434,118
Shares issued to shareholders
   in reinvestment of dividends            4,827             53,528
                                   -------------     --------------
Total issued                             492,789          5,768,356
Shares redeemed                        (320,159)        (3,788,661)
                                   -------------     --------------
Net increase                             172,630     $    1,979,695
                                   =============     ==============



Class A Shares for the Year                                  Dollar
Ended June 30, 2003++                     Shares             Amount

Shares sold                              205,800     $    1,932,994
Automatic conversion of shares           462,058          4,176,590
                                   -------------     --------------
Total issued                             667,858          6,109,584
Shares redeemed                        (588,988)        (5,326,394)
                                   -------------     --------------
Net increase                              78,870     $      783,190
                                   =============     ==============

++Effective April 14, 2003, Class D Shares were redesignated Class A
Shares.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Notes to Consolidated Financial Statements (concluded)


Class B Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                              118,730     $    1,348,991
Automatic conversion of shares         (217,560)        (2,434,118)
Shares redeemed                        (207,539)        (2,380,235)
                                   -------------     --------------
Net decrease                           (306,369)     $  (3,465,362)
                                   =============     ==============



Class B Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                              132,709     $    1,167,107
Automatic conversion of shares         (485,006)        (4,176,590)
Shares redeemed                        (733,966)        (6,436,459)
                                   -------------     --------------
Net decrease                         (1,086,263)     $  (9,445,942)
                                   =============     ==============



Class C Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                              131,843     $    1,476,433
Shares redeemed                         (85,448)          (962,028)
                                   -------------     --------------
Net increase                              46,395     $      514,405
                                   =============     ==============



Class C Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                               75,086     $      669,075
Shares redeemed                        (176,614)        (1,542,556)
                                   -------------     --------------
Net decrease                           (101,528)     $    (873,481)
                                   =============     ==============



Class I Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                            3,915,534     $   44,505,056
Shares issued to shareholders
   in reinvestment of dividends           15,425            173,376
                                   -------------     --------------
Total issued                           3,930,959         44,678,432
Shares redeemed                      (3,787,223)       (43,350,721)
                                   -------------     --------------
Net increase                             143,736     $    1,327,711
                                   =============     ==============



Class I Shares for the Year                                  Dollar
Ended June 30, 2003++                     Shares             Amount

Shares sold                            8,272,668     $   76,954,352
Shares redeemed                      (8,890,369)       (83,370,854)
                                   -------------     --------------
Net decrease                           (617,701)     $  (6,416,502)
                                   =============     ==============

++Effective April 14, 2003, Class A Shares were redesignated Class I
Shares.



5. Commitments:
At December 31, 2003, the Fund had entered into foreign exchange contracts, in addition to the contracts listed on the schedule of investments, under which it had agreed to purchase and sell various foreign currencies with approximate values of $66,000 and $424,000, respectively.


6. Short-Term Borrowings:
The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of ..09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 28, 2003, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the six months ended December 31, 2003.


7. Capital Loss Carryforward:
On June 30, 2003, the Fund had a net capital loss carryforward of $251,709,827, of which $593,825 expires in 2005, $219,917,296 expires in 2007, $17,225,164 expires in 2010 and $13,973,542 expires in 2011. This amount will be available to offset like amounts of any future taxable gains.


8. Reorganization Plan:
The Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund will acquire substantially all of the assets and assume substantially all of the liabilities of Merrill Lynch Dragon Fund, Inc. in exchange for newly issued shares of the Fund.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003



Officers and Directors


Terry K. Glenn, President and Director
Ronald W. Forbes, Director
Cynthia A. Montgomery, Director
Charles C. Reilly, Director
Kevin A. Ryan, Director
Roscoe S. Suddarth, Director
Richard R. West, Director
Edward D. Zinbarg, Director
Robert C. Doll, Jr., Senior Vice President
Nicholas D. Moakes, Vice President
Josephine Ragni, Vice President
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary


Effective January 1, 2004, Charles C. Reilly, Director of Merrill
Lynch Developing Capital Markets Fund, Inc., retired. The Fund's
Board of Directors wishes Mr. Reilly well in his retirement.



Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02119-3661


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
800-637-3863



Electronic Delivery


The Fund offers electronic delivery of communications to its shareholders. In order to receive this service, you must register your account and provide us with e-mail information.
To sign up for this service, simply access this website http://www.icsdelivery.com/live and follow the instructions.
When you visit this site, you will obtain a personal identification number (PIN). You will need this PIN should you wish to update your e-mail address, choose to discontinue this service and/or make any other changes to the service. This service is not available for certain retirement accounts at this time.



MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.
DECEMBER 31, 2003